FORM 3
                     UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION          _____________________
                 WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                     |_____________________|
                  INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
           BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                     |   SEPTEMBER 30, 1998|
       Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
         Securities Exchange Act of 1934,            |BURDEN HOURS         |
        Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
          Holding Company Act of 1935                |_____________________|
       or Section 30(f) of the Investment
              Company Act of 1940
 ___________________________________________________________________________
 1.  Name and Address of Reporting Person
      Seach                         Steven                        E.
    _______________________________________________________________________
        (Last)                      (First)                    (Middle)

      c/o Classic Communications, Inc.  515 Congress Avenue, Suite 2626
 _______________________________________________________________________
                                   (Street)

      Austin                        TX                            78701
     _______________________________________________________________________
        (City)                      (State)                      (Zip)

 ___________________________________________________________________________
 2.  Date of Event Requiring Statement (Month/Day/Year)
      December 7, 1999
 ___________________________________________________________________________
 3.  I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

 ___________________________________________________________________________
 4.  Issuer Name and Ticker or Trading Symbol
      Classic Communications, Inc. (CLSC)
 ___________________________________________________________________________
 5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( X ) Director
     (   ) 10% Owner
     ( X ) Officer (give title below)
     (   ) Other (specify title below)
           President and Chief Financial Officer
 ___________________________________________________________________________
 6.  If Amendment, Date of Original (Month/Day/Year)

 ___________________________________________________________________________
 7.  Individual or Joint/Group Filing (Check Applicable Line)
     _X_Form filed by One Reporting Person
     ___Form filed by More than One Reporting Person
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 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
 ___________________________________________________________________________
 |1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
 |   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
 |                    |   Beneficially|   (D) or      |   Beneficial       |
 |                    |   Owned       |   Indirect (I)|   Ownership        |
 |                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
 |____________________|_______________|_______________|____________________|

 Class A Voting Common    244,862             D
   Stock

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 TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
 ___________________________________________________________________________
 1. Title of Derivative Security (Instr. 4)
 (a)  Option
 (b)  Option
 ___________________________________________________________________________
 2. Date Exercisable and Expiration Date (Month/Day/Year)
      (a) (1)                                           July 28, 2009
      (b) (2)                                           December 13, 2009
          Date Exercisable                            Expiration Date
 ___________________________________________________________________________
 3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      (a) Class B Voting Common Stock                   279,874
      (b) Class B Voting Common Stock                   279,874
                Title                          Amount or Number of Shares
 ___________________________________________________________________________
 4. Conversion or Exercise Price of Derivative Security
 (a) $14.57
 (b) The initial public offering price of the shares of Classic Communications, Inc.'s Class A Voting Common Stock.
 ___________________________________________________________________________
 5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
    (Instr. 5)
 (a) D
 (b) D
 ___________________________________________________________________________
 6. Nature of Indirect Beneficial Ownership (Instr. 5)

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    EXPLANATION OF RESPONSES:

 (1) 1/36 of this option vested monthly beginning July 28, 1999. Options to purchase 139,937 of these shares will vest on the closing of Classic Communications, Inc.'s initial public offering (the "IPO"). Options to purchase the remainder of the shares will vest monthly in equal installments through June 28, 2002.
 (2) This option will vest monthly over a three-year period commencing on the date of the IPO.




      /s/ Steven E. Seach                               12/7/99
    _____________________________________           ________________
    **  SIGNATURE OF REPORTING PERSON                      DATE


 _____________________________

    ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

   NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.


   POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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